Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-14 of AXS Multi-Strategy Alternatives Fund, a series of Investment Managers Series Trust II, of our report on KCM Macro Trends Fund, a separate series of Northern Lights Fund Trust, dated July 1, 2019, relating to our audit of the financial statements and financial highlights, which appear in the April 30, 2019 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Questions and Answers,” “Proposal – To Approve the Agreement and Plan of Reorganization,” “Service Providers”, “Independent Registered Public Accounting Firms” and “Appendix C – Financial Highlights of Acquired Fund” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

July 22, 2019

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-14 of AXS Managed Futures Strategy Fund, a separate series of Investment Managers Series Trust II, of our report on Equinox MutualHedge Futures Strategy Fund, a separate series of Northern Lights Fund Trust, dated November 29, 2018, relating to our audit of the consolidated financial statements and consolidated financial highlights, which appear in the September 30, 2018 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Questions and Answers,” “Proposal – To Approve the Agreement and Plan of Reorganization,” “Service Providers,” “Independent Registered Public Accounting Firms” and “Appendix C – Consolidated Financial Highlights of Acquired Fund” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

July 12, 2019